                                                                  EXHIBIT 10.1

                          MEMORANDUM OF UNDERSTANDING

         THIS MEMORANDUM OF UNDERSTANDING, dated as of March 15, 1996 ("Memorandum") expresses the intent of Winston Hotels, Inc., a North Carolina corporation ("WHI"), Promus Hotels, Inc., a Delaware corporation ("Promus"), and Winston Hospitality, Inc., a North Carolina corporation (the "Lessee"), in pursuing the transactions described herein, including having WHI buy certain hotels from Promus, having WHI lease the hotels to the Lessee, having Promus manage the hotels under agreements with the Lessee and having Promus make certain investments in WHI, on the terms and subject to the conditions described herein.

         1.      Purchase of Hotels.

                 a. Agreement. WHI has reviewed the information provided by Promus, including but not limited to development and operating budgets for each of the Development Hotels (as defined below), and will agree to buy from Promus, and Promus will agree to sell to WHI, the Homewood Suites hotels described on Exhibit A (the "Hotels"), one of which has been developed (the "Developed Hotel") and the balance of which are being or will be developed by Promus (the "Development Hotels"). WHI's obligation to purchase the Hotels is subject to satisfactory completion of its due diligence with respect to the Hotels, which due diligence shall be completed no later than June 1, 1996. WHI has reviewed the marketing studies and financial projections prepared by or on behalf of Promus and presented by Promus to WHI with respect to the Development Hotels, and finds them acceptable.

                 b. Purchase Price. The purchase prices for the Hotels will be as set forth on Exhibit A.

                 c. Reviews/Reports. Promus will agree to provide WHI with monthly progress reports on the Development Hotels, including such detail as WHI reasonably requires to confirm Promus' actual development and building costs. WHI and its agents will also have the right from time to time, on reasonable notice to Promus and accompanied by a Promus representative, to visit the sites of the Development Hotels and to meet with Promus' contractors, architects and vendors to review the progress and status of the development and construction processes and for due diligence purposes.

                 d.       Closings.  WHI will agree to close on the
purchase of the Developed Hotel within ten days after closing its next public offering of common stock (the "Offering"), which is presently expected to be closed by May 30, 1996. Promus will agree to use its reasonable best efforts to develop and construct the Development Hotels in order to open the Development Hotels by the respective estimated opening dates set forth on
Exhibit A.   Subject to subsections e. and f. below, WHI will agree in any
Purchase Agreement (defined below) executed by the parties to close on the purchase of each Development Hotel within 30 days after the later of (i) the issuance of the related certificate of occupancy and all other licenses and permits required to operate the Hotel as it is intended to be operated and (ii) the first day that the Hotel is open for business. At each closing, WHI will deliver to Promus cash, in immediately available funds, equal to the portion of the purchase price allocated to the Hotel as set forth on Exhibit A. At each closing, Promus will deliver to WHI good, unencumbered title to the real estate, improvements, personal property and inventory comprising the Hotel, subject only to permitted exceptions agreed upon by the parties. Promus will agree to pay to complete the items identified on any "punch list" which is reasonably prepared by the Hotel architect, after consultation with Promus, at or prior to closing, whether the items are completed before or after closing.

                 e.       Cost Overruns and Savings.

                          (1)     If Promus' actual development and building
costs for a Development Hotel, which shall not include fees paid to Promus or its affiliates, exceed the total budgeted cost for the Development Hotel set forth on Exhibit A (the "Budgeted Cost") less fees included therein which are payable to Promus or its affiliates, Promus shall so notify WHI, and for a period of 30 days after the latest of (i) the delivery of the notice, (ii) the issuance of the certificate of occupancy for the Hotel, or (iii) the first day that the Hotel is open for business, WHI will have an option, but not the obligation, to buy the Hotel for a purchase price equal to (i) the Budgeted Cost plus (ii) the actual development, building and interest costs in excess of the amount referenced in clause (i) incurred by Promus in the development and building of the Hotel. The excess costs may include only (A) costs actually paid to third parties which are not affiliated with Promus or any of its affiliates or (B) expenses of a category normally incurred by Promus (i.e., salaries) that have been actually incurred by Promus and were attributable directly to the Development Hotel, which attribution shall be documented in reasonable detail to WHI and shall not include any management, development, or similar fees paid to Promus or any of its affiliates.

                          (2)     If Promus' actual development and building
costs for a Development Hotel, which shall not include fees paid to Promus or its affiliates, are less than the Budgeted Cost less fees included therein which are payable to Promus or its affiliates, the purchase price referenced in
Section 1.b. above and the portion of the purchase price allocated to the Hotel as set forth on Exhibit A shall be reduced by an amount equal to 100% of cost savings in excess of 4% of the Budgeted Cost.

                 f. Delay. If the certificate of occupancy is not issued and the opening has not occurred for a Development Hotel





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

within (a) 120 days after the date estimated by Promus for such events as set forth on Exhibit A then WHI shall not be required, but shall have the option, exercisable within 30 days after the later of (i) the issuance of the certificate of occupancy for the Development Hotel and (ii) the first day that the Development Hotel is open for business, to purchase the Development Hotel for the price and on the terms set forth herein.

                 g. Definitive Documentation. WHI and Promus agree to negotiate in good faith the terms and conditions of one or more definitive agreements (the "Purchase Agreement") relating to WHI's purchase of the Hotels, which shall incorporate the relevant terms of this Memorandum, and contain such other terms and conditions as are customary or necessary, including but not limited to the following:

                          (1)     the right of WHI to review and approve plans
and specifications relating to each Development Hotel, when the Purchase Agreement is signed to the extent that they are available, and in any event before construction commences on a Development Hotel, and to approve all change orders which (a) are, either alone or together with other change orders, reasonably expected to result in an additional development or construction cost or savings of more than $25,000 at a Development Hotel or, (b) except if the change is required to secure the fundamental integrity of the structure or systems at the Development Hotel, would or could diminish the value or operating efficiency of the Development Hotel.

                          (2)     the right of WHI to approve Promus'
contractors and architects with respect to each Development Hotel, which approval shall not be unreasonably withheld;

                          (3)     customary representations and warranties by
Promus, which will be given when the Purchase Agreement is signed and at each closing, including but not limited to those relating to unencumbered title, the environment, zoning, due authorization, that the transactions do not violate law, Promus' organizational documents or its material agreements and that to its knowledge the improvements conform to the approved plans and specifications;

                          (4)     customary representations and warranties by
WHI, which will be given when the Purchase Agreement is signed and at each closing, including those relating to due authorization and that the transactions do not violate law, WHI's organizational documents or its material agreements;

                          (5)     the right for WHI to assign its rights
thereunder to any entity in which it or its wholly-owned subsidiaries own at least a majority interest;





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

                          (6)     exculpation and indemnification provisions by
Promus such that, except as specifically set forth therein, WHI and its assignee shall have no liability to any party for any costs, expenses or fees related or owing to or incurred by any party in connection with the Purchase Agreement or any aspect of the Hotel, including but not limited to its development and construction of the Hotel, and on its ownership or operation prior to closing; and

                          (7)     exculpation and indemnification provisions by
WHI such that, except as specifically set forth therein, Promus shall have no liability to any party for any costs, expenses or fees related or owing to or incurred by any party in connection with the ownership or operation of the Hotel after the closing date; and

                          (8)     conditions to each party's obligation to
close the purchase of each Hotel, which shall include but not be limited to the following conditions to WHI's obligations: (i) Promus obtaining all necessary licenses and permits to commence and complete construction and permit operation of the Hotel, (ii) Promus' issuance to the Lessee of a Homewood Suites franchise license with a term of at least 20 years, (iii) Promus obtaining a certificate of occupancy for the Hotel within the completion period specified for the Hotel on Exhibit A, and (iv) satisfactory completion of WHI's due diligence, including environmental, title, survey and zoning reviews.

                 h.       Option on Additional Hotels.

                          (1)     In each of the four consecutive 12-month
periods beginning with the month following the month in which the Purchase Agreement is executed (the "Option Period"), Promus will agree to present WHI with the opportunity to review with a view toward purchasing additional Homewood Suites hotels, other than the Hotels, which have been approved for development by Promus (each, an "Additional Hotel"). Promus will grant WHI options on up to, (a) with respect to the first twelve-month period in the Option Period, three Additional Hotels, and (b) with respect to each subsequent twelve-month period in the Option Period, the lesser of (I) three Additional Hotels or, (II) if Promus granted WHI options to acquire at least three Additional Hotels in the previous twelve-month period, a number of Additional Hotels equal to the number of Additional Hotels on which WHI was granted an option in such previous twelve- month period and for which WHI executed Purchase Agreements. There are no assurances that Promus will approve any Homewood Suites hotels for development in the Option Period, and Promus, at its option, may offer WHI the option to purchase more than three Additional Hotels in any year in the Option Period.





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

         WHI will have the right to purchase Additional Hotels on terms consistent with its purchase rights with respect to the Hotels. The option shall include terms providing for Promus to deliver written notice of each Additional Hotel on which it is offering WHI the option to purchase (each, an Additional Hotel Offer"). The Additional Hotel Offer shall include (i) a market study, financial projections, development cost data and any other relevant information Promus considered in making its decision to approve the development of the Hotel and (ii) a purchase agreement in the form of the Purchase Agreement, which shall set forth a purchase price equal to Promus' budgeted development costs for the Additional Hotel (including a development fee in an amount equal to 4% of the budgeted costs for the Additional Hotel less the development fee and less amounts for contingencies consistent with those included in the budgeted costs of the Hotels). Within the later of (i) 30 days after receiving the Additional Hotel Offer and (ii) seven days after approval of the development opportunity by Promus' Capital Committee, WHI may exercise its right to acquire the Additional Hotel on the terms set forth in the Additional Hotel Offer by delivering to Promus an executed copy of the Additional Hotel purchase agreement, or shall be deemed to have waived its rights.

                          (2)     Modified as indicated below, the substantive
provisions of subsections d., e(1), f. and g. above shall be applicable to each Additional Hotel on which WHI has exercised an option:

                 (a) the first sentence of subsection d. shall be inapplicable and all references in the subsections to "Development Hotels" and "Hotels" shall be to "Additional Hotel;"

                 (b) the "Budgeted Cost" of each Additional Hotel shall be the price referred to in subsection h.(1)(ii); and

                 (c) the information referred to in subsection h.(1)(i) shall include the estimated opening date of the Additional Hotel to be used for purposes of subsection f.

                          (3)     If Promus' development and building costs for
an Additional Hotel, which shall include the development fee described in subsection h.(1)(ii), are less than the Budgeted Cost, the purchase price for the Additional Hotel shall be reduced by 100% of the cost savings.

                          (4)     The substantive provisions of Section 2.
below shall be applicable to each Additional Hotel on which WHI has exercised an option.





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         2.      Lease and Management.

                 a. Percentage Lease. The Purchase Agreement will provide that simultaneously with WHI's closing of the purchase of each Hotel, WHI will execute a percentage lease ("Percentage Lease") with the Lessee relating to the Hotel, in substantially the form of lease executed to date by WHI and the Lessee with respect to WHI's currently owned hotels and with economic terms which, on a pro forma basis using Promus' budget for the Hotel, will produce Lessee GOP (as defined in subsection (1) below) on the Hotel equal to at least 5% of the gross revenues of the Hotel.

                 b. Management Agreement. The Purchase Agreement will provide that simultaneously with WHI's closing of the purchase of each Hotel, the Lessee and Promus will execute a management agreement ("Management Agreement") pursuant to which Promus will manage the Hotel. The parties agree to negotiate in good faith on the form of the Management Agreement, which shall incorporate the terms of this Section and contain such other terms and conditions as are customary or necessary, including but not limited to the following:

                          (1)     Management Fee.  Promus will receive a
management fee under each Management Agreement equal to the greater of (i) 1% of the gross revenues from the related Hotel or (ii) (A) 50% of the Lessee's "gross operating profit" ("GOP") for the Hotel plus, (B) if the Lessee's GOP exceeds 5% of the gross revenues of the Hotel, (x) 100% of such excess up to an amount equal to 1% of the gross revenues of the Hotel and (y) 50% of such excess thereafter. The Lessee's GOP for a Hotel means the gross revenues of the Hotel for a period, less all operating expenses borne by the Lessee (which does not include real property taxes and casualty insurance premiums, which are paid by WHI), and less any amounts payable by the Lessee for the period under the related Percentage Lease. The management fee will be payable monthly, in arrears. If WHI and its affiliates have not spent at least $50 million to develop hotels, including any Additional Hotels, with franchises offered by Promus in the four year period after the date of the Purchase Agreement, the management fee for each Hotel managed by Promus on that date shall adjust upward, beginning on that date but not retroactively for any previous period, by substituting "60%" for "50%" in the fee calculation described above. Management fees for a hotel payable for any period in excess of 1% of the gross revenues of the hotel for the period shall be subordinated to the payment of rent for such period under the Percentage Lease for the hotel.

                          (2)     Term.  The Management Agreement will have a
term at least equal to the term of the related Percentage Lease, which shall have a term of at least 10 years, subject to early termination by the Lessee upon the occurrence of customary





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

defaults, operating license suspensions, condemnations or casualty, or termination of franchise license, and terminable upon the occurrence of certain other events to be specified in the Management Agreement, including but not limited to:

                                  (a)      subject to the cure provisions
described in the subparagraphs below, at the option of the Lessee, in the event that at the end of any of the consecutive twelve month periods (each, a "Test Period") beginning with the thirteenth month after a Hotel is acquired by WHI, the Lessee's GOP for a Hotel was less than 5% of the gross revenues for the Hotel (the "Minimum Margin") for such period.

                                        i)      The default will be cured if at
the end of the six month period immediately subsequent to the Test Period in which the Lessee's GOP was less than the Minimum Margin (a "Cure Period"), the Lessee's GOP for the twelve month period then ended is at least equal to the Minimum Margin.

                                        ii)     If such a default is not cured
at the end of a Cure Period, Promus may cure such default, by making a cash payment to the Lessee, within 15 days after the end of the period (a "Shortfall Payment"), equal to the difference between (i) the Lessee's GOP for (A) the Test Period and (B) the Cure Period and (ii) the Minimum Margin for such periods.

                                        iii)    If Promus cures such a default
by making a Shortfall Payment, the Management Agreement may be terminated, at the Lessee's option, if the Lessee's GOP is less than the Minimum Margin for either (A) the Test Period ending 6 months after the end of the Cure Period or
(B) any subsequent Test Period, unless, within 15 days after the end of the Test Period, Promus makes a second Shortfall Payment equal to the difference between (i) the Lessee's GOP for the Test Period and (ii) the Minimum Margin for such periods.

                                        iv)     With respect to any Hotel,
Promus may make only two Shortfall Payments and shall have only one Cure
Period.

                                        v)      Without in any way limiting or
affecting WHI's right to terminate a Management Agreement on the terms and upon the occurrences described above, WHI will consider in determining whether to exercise such rights market conditions, unforseen occurrences and any other relevant facts which may have affected the performance of the subject Hotel.

                                  (b)      at the option of the Lessee, upon
any sale by WHI or its affiliate of a Hotel or Additional Hotel; provided, however, that the Lessee shall provide to Promus within 120 days of such sale either (i) a cash amount equal to 50% of the fair market value of the Lessee's then-remaining leasehold





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

estate in such hotel as of the closing date of the sale (the "Cash Amount") or
(ii) written notice of its offer to have Promus manage a substitute hotel facility (a "Substitute Hotel") under a comparable Management Agreement; provided further, however, that if the Lessee provides Promus with an offer to manage a Substitute Hotel and Promus rejects the offer within 15 days, Lessee shall deliver the Cash Amount to Promus within 10 days of such rejection.

                                  (c)      at the option of Promus, upon 60
days written notice to the Lessee; and

                                  (d)      at the option of the Lessee, upon a
foreclosure by a holder of a lien on the Hotel.

                          (3)     Force Majeure.   The provisions of Section
2.b.(2)(a) above shall not apply to a Hotel in any Test Period in which the operation of the Hotel, or the use of the Hotel's facilities, are significantly disrupted by casualty loss, strike, eminent domain, or events of Force Majeure that are beyond the reasonable control of Promus.

                          (4)     Right of First Refusal on Sale of Lessee.
Within 10 days after the Lessee and any nationally recognized hotel franchisor with brands which compete with those then-offered by Promus (a "Third Party") commence negotiations on an agreement under which the Lessee would merge and not survive the merger or sell its assets (a "Third Party Offer"), the Lessee will notify Promus of such negotiations and shall regularly apprise Promus of the material terms agreed upon by the parties. The Lessee's communications with Promus on such matters shall be limited by the provisions of any confidentiality agreements with between Lessee and Third Parties. Promus will have a right of first refusal to acquire the Lessee or its assets on the same terms as are provided in any Third Party Offer. The right of first refusal shall include terms providing for the Lessee to deliver a written notice offering Promus the opportunity to acquire the Lessee or its assets for the price and on the terms set out in the Third Party Offer (a "Lessee Offer"). Within 15 days of receipt of the Lessee Offer, Promus shall agree to acquire the Lessee or its assets on the terms set forth in the Lessee Offer by delivering a written notice to the Lessee, or shall be deemed to have waived its rights. If Promus fails to accept a Lessee Offer or if for any reason other than the Lessee's act or omission the transaction based on the Lessee Offer does not close within 60 days after receipt by Promus of the Lessee Offer, the Lessee may complete the proposed transaction based on the Third Party Offer within 180 days after receipt by Promus of the Lessee Offer by Promus on the terms set forth in the Third Party Offer.





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

                          (5)     Reports, Budgeting and Accounting.  The
Lessee will agree to review in good faith the form and delivery schedule of Promus's standard Homewood Suites management reports package. Before executing the Purchase Agreement, Promus and the Lessee will agree on the form of financial, operating and other reports and budgets to be provided by Promus to the Lessee and WHI with respect to the Hotels and any Additional Hotels acquired by WHI. With respect to each WHI-owned hotel managed by Promus, Promus and the Lessee will also agree

                                  (a)      that Promus will prepare financial
statements in accordance with GAAP, consistently applied, and deliver such statements to the Lessee and WHI for each month within 10 days after the end of the month; and

                                  (b)      that Promus will deliver to the
Lessee and WHI capital and operating budgets for a calendar year no later than 60 days before the end of the immediately preceding calendar year. Lessee shall resolve any disputes regarding or arising in connection with budgets and accounting policies.

                          (6)     Capital Expenditures.     The Lessee shall
retain control of all capital projects and shall approve all plans related to
capital projects and any change orders thereon.   The parties agree to
negotiate in good faith the timing and scope of major repairs and refurbishment of a Hotel, with the intent to minimize disruptions of operations consistent with sound hotel capital improvement, upkeep and repair practices.

                 c. Franchise Agreement. The Purchase Agreement will provide that, simultaneously with WHI's closing of the purchase of each Hotel, a Homewood Suites franchise agreement ("Franchise Agreement") shall be executed and a Homewood Suites franchise license shall be issued to the Lessee for the Hotel for a term at least equal to the greater of (i) 20 years or (ii) the term of the related Percentage Lease, each in the form executed for Homewood Suites hotels on the date hereof, including the current rate and fee schedules. In the Franchise Agreement, Promus will approve the Lessee as an operator of the Hotel.

                 d. Gross Revenues. As used in this Memorandum, "gross revenues" means gross revenues net of certain customary adjustments including
(i) interest, (ii) excise, room and sales and use taxes, (iii) insurance and condemnation proceeds, (iv) commissions, (v) refunds and (vi) vendor payments and splits (i.e., from video rentals, vending machines, laundry, etc.).

         3.      Promus Purchase of WHI Stock.

                 a.      Agreement.  When the Purchase Agreement is executed,
Promus will execute a purchase agreement (the "Stock Purchase   Agreement")
under which it will agree to invest an aggregate of





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$15 million (the "Investment Amount") in the common stock of WHI.

         b. Definitive Documentation. The parties agree to negotiate in good faith the Stock Purchase Agreement, which shall incorporate the terms of this Section and contain such other terms and conditions as are customary or necessary, including but not limited to the following:

                 (1) on the day of the closing of WHI's purchase of (i) the Developed Hotel, Promus will buy $3 million of WHI common stock directly from WHI and (ii) each Development Hotel or Additional Hotel, Promus will buy WHI common stock directly from WHI in an aggregate amount equal to $12,500 multiplied by the number of guest rooms in the hotel acquired. Promus will receive a number of shares of WHI common stock upon making such payments equal to the aggregate amount invested divided by (A) the offering price in the Offering, for purchases made within six months after the closing of the Offering, or (B) the average of the closing prices of the WHI common stock on The Nasdaq Stock Market for the 10 trading days ending on the second business day immediately preceding the closing date, for all other purchases.


                 (2) Regardless of whether WHI has purchased any Development Hotels or Additional Hotels, Promus may elect to satisfy the obligations referred to in Section 3.b.(1) above by purchasing WHI common stock from WHI in an amount up to the Investment Amount, less any amounts previously invested by Promus under Section 3.b.(1), at per share price equal to the offering price in the Offering. Promus may make such election by only by delivering written notice to WHI within six months after the Offering.

                 (3) Promus will agree not to transfer or dispose of the common stock purchased under the Stock Purchase Agreement for a period of 12 months after purchase.

                 (4) WHI, at its expense, will file a registration statement covering the resale of the common stock acquired by Promus under the Stock Purchase Agreement, so that Promus may freely resell such shares under the federal securities laws, and Promus shall agree, subject to its counsel's reasonable approval, to sign all documents and to take all actions reasonably requested by WHI in connection therewith. WHI shall have no liability for failure to register the stock if Promus does not sign documents or take actions reasonably requested by WHI that, in the opinion of the federal securities authorities or WHI's securities counsel, are required under applicable securities laws or regulations to be signed or taken in order to effect such registration.

         4.       Development of Promus Hotels.





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


                 WHI and its affiliates agree to use their best efforts to spend at least $100 million to develop hotels, including any Additional Hotels, with franchises offered by Promus in the eight-year period after the date of the Purchase Agreement. This obligation will be subject to the presence of acceptable market conditions, the availability of capital to WHI, the availability of acceptable sites, and such other conditions and criteria as WHI, in its sole discretion, deems relevant to the making of a prudent investment in hotel properties.

5.       General.

         a.      Respective Board Approvals/Non-Binding Expression of Interest.

                 (1) Promus agrees that it will present this Memorandum and the transactions contemplated by it to the Promus Capital Committee and, if approved by the Capital Committee, to Promus's Board of Directors no later than March 15, 1996, and will recommend approval to the Capital Committee and the Board. The Promus Board of Directors may accept or reject the transactions described in this Memorandum in its sole and absolute discretion.

                 (2) WHI agrees that it will present this Memorandum and the transactions contemplated by it to the WHI Board of Directors no later than March 31, 1996, and will recommend approval to the Board. The WHI Board of Directors may accept or reject the transactions described in this Memorandum in its sole and absolute discretion.

                 (3) The parties hereto agree that this Memorandum expresses the current intent of the parties to negotiate and, if the Promus and WHI Boards of Directors both approve the transactions described herein and agreement is reached, execute definitive documentation agreeing to effect the transactions and provisions referenced herein and ancillary transactions and provisions. Other than as set forth Sections 5.a.(1) and (2) above, this Memorandum is not, and is not intended to be, a binding agreement on any party to take or not take any action, which shall only be contained in definitive documentation executed by the parties.

         b. Arbitration. The parties agree that any disputes, controversies or differences arising under the Purchase, Management, or Franchise Agreements for the Hotels or the Additional Hotels shall be finally and exclusively settled by arbitration. The arbitration shall be conducted in a mutually agreed upon location in accordance with the rules of the American Arbitration Association, before an arbitrator or arbitrators appointed pursuant to such rules, and that determination of such arbitrator or arbitrators shall be final, binding and conclusive on the parties.





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


 IN WITNESS WHEREOF, this Memorandum is executed as of the date first set forth above.

                                        WHI:

                                        WINSTON HOTELS, INC,

                                        By:  ______________________________
                                             Robert W. Winston, III
                                        Its: President

                                        LESSEE:

                                        WINSTON HOSPITALITY, INC.


                                        By:  ______________________________
                                             John B. Harris, Jr.
                                        Its: President

                                        PROMUS:

                                        PROMUS HOTELS, INC.

                                        By:  ____________________________

                                        Its:





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